AMENDMENT to SUB-ADVISORY AGREEMENT

Touchstone Credit Opportunities Fund

A series of

Touchstone Funds Group Trust

THIS AMENDMENT is made as of April 18, 2022 (this "Amendment") to that certain Sub- Advisory Agreement made as of May 11, 2019 (the "Agreement") between Touchstone Advisors, Inc. (the "Advisor") and Ares Capital Management II LLC (the "Sub-Advisor"). Capitalized terms used herein and not otherwise defined shall have the definition set out in the Agreement.

WHEREAS, the Advisor and the Sub-Advisor desire to amend the Agreement in certain respects as provided herein; and

WHEREAS, pursuant to Section 12(c) of the Agreement, the Agreement may be amended at any time by the Advisor and the Sub-Advisor, subject to approval by the Board and, if required by applicable SEC rules and regulations, a vote of the majority of the outstanding voting securities of the Fund affected by such change.

NOW, THEREFORE, in consideration of the premises set forth above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto agree as follows:

1.Amendment.

a)The "Fund" (as defined in the Agreement) shall hereby refer to "Touchstone Ares Credit Opportunities Fund", effective as of the date first listed above.

b)Section 6 of the Agreement is hereby amended effective as of the date first listed above by inserting the following clause (d) to such section:

d.The Sub-Advisor hereby agrees that the Advisor may change the legal name of the Fund to "Touchstone Ares Credit Opportunities Fund". The Advisor agrees that the name, trademark and service mark "Ares" and any and all modifications, derivations or versions thereof, and any goodwill associated therewith, are owned by Ares Management LLC or one of its affiliates, and use of any such name as part of the Fund's name or in connection with the Fund's activities shall not affect the ownership of such names, trademarks and service marks. The Fund's limited right to use the mark "Ares" shall terminate upon the termination of this Agreement. Upon termination of this Agreement, the Advisor shall promptly change the legal name of the Fund so that it no longer references "Ares".

2.Board Approval. The Advisor represents that that the required approvals for this Amendment have been obtained as of the date first listed above.

3.Reference to and Effect on the Agreement. Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with its terms. Except as expressly provided herein, the execution, delivery or effectiveness of this Amendment shall not operate as a waiver of any provision contained in the Agreement.

4.Governing Law. Section 16 ("Miscellaneous") of the Agreement applies to this Amendment as if it was fully set out in this Amendment.

5.Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

6.Counterparts. This Amendment may be executed by one or more of the parties to the Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by e-mail shall be deemed as effective as delivery of an originally executed counterpart.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized officers to execute this Amendment as of the date first written above.

TOUCHSTONE ADVISORS, INC.

By:	/s/ E. Blake Moore Jr.
Name: E. Blake Moore Jr.
Title:	President and Chief Executive Officer
By:	/s/ Terrie Wiedenheft
Name:	Terrie Wiedenheft
Title:	Chief Financial Officer

ARES CAPITAL MANAGEMENT II LLC

By:	/s/ Matthew Jill
Name: Matthew Jill
Title:	Authorized Representative